Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Regulation Statement under the Securities Act of 1933 on Form S-4 of HWGC Holdings Limited of our report dated March 30, 2021, relating to the audited consolidated balance sheets of HWGC Holdings Limited, formerly known as Vitaxel Group Limited for the years ended December 31, 2020 and 2019, and the related consolidated statements of loss and comprehensive loss, shareholders’ equity and cash flows for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/Dale Matheson Carr-Hilton Labonte LLP

Vancouver, Canada

August 16, 2022